Hein & Associates, LLP
717 17th Street, 16th Floor
Denver, CO 80202

October 18, 2007

Catalyst Lighting Group, Inc.
Kevin R. Keating, CEO
936A Beachland Blvd., Suite 13
Vero Beach, FL 32963

Dear Mr. Keating:

This confirms that Catalyst Lighting Group, Inc. (“Catalyst”) has dismissed Hein & Associates, LLP (“Hein”) as its independent accountants effective as of October 18, 2007.

During the fiscal year ended September 30, 2005, our accountants’ report on the financial statements contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope or accounting principles. The accountants’ report contained an explanatory paragraph describing going concern contingencies.

We further acknowledge that there were no disagreements with Hein, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Hein, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its audit report for the fiscal year ended September 30, 2005.

Very truly yours,

/s/ Hein & Associates, LLP

Hein & Associates, LLP
Denver, Colorado